Exhibit 99

MATRIX SERVICE COMPANY REPORTS FISCAL YEAR 2025 FOURTH QUARTER AND FULL-YEAR RESULTS; ISSUES FISCAL 2026 REVENUE GUIDANCE

TULSA, OK – September 9, 2025 – Matrix Service Company (Nasdaq: MTRX), a leading provider of engineering and construction services to the energy and industrial markets, today announced results for the fourth quarter of fiscal 2025 ended June 30, 2025.

FOURTH QUARTER FISCAL 2025 RESULTS
(all comparisons versus the prior year quarter unless otherwise noted)

•Total backlog of $1.4 billion
•Total project awards of $186.3 million, resulting in a book-to-bill ratio of 0.9x
•Revenue of $216.4 million, an increase of 14%
•Net loss per share of $(0.40) versus $(0.16); adjusted net loss per share of $(0.28) versus $(0.14)
•Adjusted EBITDA of $(4.8) million versus $0.2 million
•Discrete items negatively impacted revenue by $6.4 million, net income by $14.9 million and Adjusted EBITDA by $11.5 million
•Cash flow from operations of $40.7 million
•Liquidity at June 30, 2025 improved to $284.5 million with no outstanding debt

FULL-YEAR FISCAL 2025 RESULTS
(all comparisons versus the prior year unless otherwise noted)

•Total project awards of $726.0 million, resulting in a book-to-bill ratio of 0.9x
•Revenue of $769.3 million
•Net loss per share of $(1.06) versus $(0.91); adjusted net loss per share of $(0.93) versus $(1.06)
•Adjusted EBITDA of $(12.9) million versus $(10.5) million
•Cash flow from operations of $117.5 million

FULL-YEAR FISCAL 2026 REVENUE GUIDANCE
•Revenue between $875 and $925 million, implied growth of 17% year-over-year to the midpoint of the range

MANAGEMENT COMMENTARY

“During the fourth quarter, we had continued momentum across multiple large projects, driving 14% year-over-year revenue growth and improved fixed cost absorption,” stated John Hewitt, President and Chief Executive Officer of Matrix Service Company. “Project awards during the quarter grew 6% year-over-year, driven by strong demand within our Utility and Power

Infrastructure segment. While broader macroeconomic uncertainty has slowed certain large project decisions, we secured multiple project awards during the fourth quarter, including contracts to upgrade various LNG infrastructure facilities.

"Our fourth quarter net income reflects a $14.9 million impact associated with four issues: a charge related to labor cost overruns on a crude oil terminal project, which is now complete; an updated reserve to a contract dispute on a project dating back to the pandemic, currently in arbitration; a charge for an unfavorable court decision related to a subcontractor's failure to pay lower tier contractors for another pandemic era project; and restructuring costs related to our organizational realignment.

“Looking ahead, we see fiscal 2026 as a year of sustained growth and earnings improvement.” said Hewitt. “We expect revenue growth to be approximately 17% at the midpoint of our guided range in fiscal 2026 supported by our robust backlog of multi-year projects which represents 85% of this midpoint. We anticipate continued strong project execution and operating leverage as we move through fiscal 2026. Additionally, while near-term project award timing may continue to be impacted by macroeconomic uncertainty, the bidding environment remains strong supported by a robust long-term opportunity pipeline.

“Strategically, we are focused on building a strong foundation for sustained profitable growth in specialty E&C markets,” said Hewitt. “As announced last quarter, we have taken actions to flatten the organization and streamline the business. This quarter and into the first quarter of fiscal 2026, we are continuing our organizational alignment work to fulfill our overarching objective to win, execute and deliver better than anyone else. In addition, we are prioritizing market opportunities that align with our core strengths, present the highest growth rates, and allow us to deliver the highest standards of safety, quality and service to our customers. These initiatives, combined with disciplined capital allocation and supported by a flexible balance sheet, will enable us to create sustainable, long-term value for our shareholders.”

FINANCIAL SUMMARY

Fiscal 2025 fourth quarter revenue was $216.4 million, compared to $189.5 million in the fiscal fourth quarter of 2024. The increase in revenue for the quarter is attributable to higher revenue volumes in our Storage and Terminal Solutions and Utility and Power Infrastructure segments, partially offset by reduced revenue volumes in Process and Industrial Facilities. In addition, we lowered our recovery expectations on a legacy project completed in calendar 2021 that is currently in arbitration which resulted in a $6.4 million or 3.0% impact to revenue. We expect the matter to be resolved in fiscal 2026 and result in positive cash inflow.

Gross margin was $8.1 million, or 3.8%, in the fourth quarter of fiscal 2025 compared to $12.4 million, or 6.6% for the fourth quarter of fiscal 2024. Gross margins improved in our Utility and Power Infrastructure segment but were offset by lower gross margins in our Storage and Terminal Solutions and Process and Industrial Facilities segments. Overall, strong project execution and improved absorption of construction overhead costs was offset by lower than anticipated labor productivity on a crude terminal project that is substantially complete. Additionally, gross margin was negatively impacted by a $6.4 million adjustment related to a legacy project completed in calendar 2021 discussed above.

SG&A expenses were $17.6 million in the fourth quarter of fiscal 2025, compared to $17.3 million for the fourth quarter of fiscal 2024. Cash-settled stock compensation increased $1.7 million as a result of an increase in the stock price during the fourth quarter, partially offset by lower overhead costs.

Restructuring expenses were $3.4 million in the fourth quarter of fiscal 2025 resulting from the Company's ongoing work to streamline its business.

For the fourth quarter of fiscal 2025, the Company had a net loss of $(11.3) million, or $(0.40) per share, compared to a net loss of $(4.4) million, or $(0.16) per share, in the fourth quarter of fiscal 2024. Adjusted Net loss for the fourth quarter of fiscal 2025 was $(7.8) million, or $(0.28) per share, compared to a net loss of $(3.9) million, or $(0.14) per share in the fourth quarter of fiscal 2024. Adjusted EBITDA for the fourth quarter of fiscal 2025 was $(4.8) million compared to $0.2 million for the fourth quarter of fiscal 2024. Discrete items discussed above negatively impacted net income by $14.9 million and Adjusted EBITDA by $11.5 million.

SEGMENT RESULTS

Storage and Terminals Solutions segment revenue increased 37% to $96.1 million in the fourth quarter of fiscal 2025 compared to $70.0 million in the fourth quarter of fiscal 2024, due to increased volume of work for specialty vessel and LNG storage projects. Gross margin was (1.1)% in the fourth quarter of fiscal 2025, compared to 3.1% in the fourth quarter of fiscal 2024. Gross margin in the fourth quarter of fiscal 2025 reflects improved operating leverage resulting from higher revenues. This improved leverage was offset by lower than anticipated labor productivity on a crude terminal project, which resulted in a reduction in gross profit during the quarter of $3.8 million. This project was completed in early fiscal 2026. Additionally, we lowered our recovery expectations on a legacy project completed in fiscal 2021 that is currently in arbitration which resulted in a $6.4 million decrease to both revenue and gross margin during the fourth quarter of fiscal 2025.

Utility and Power Infrastructure segment revenue increased 12% to $73.0 million in the fourth quarter of fiscal 2025 compared to $65.3 million in the fourth quarter of fiscal 2024, benefiting from a higher volume of work associated with natural gas peak shaving projects. Gross margin was 9.1% in the fourth quarter of fiscal 2025, compared to 4.2% for the fourth quarter of fiscal 2024, an increase of 4.9% due to strong project execution and improved construction overhead cost absorption as a result of higher revenues. The fourth quarter gross margin was also impacted by a $1.3 million charge related to an unfavorable court decision related to a project completed in calendar 2021.

Process and Industrial Facilities segment revenue decreased to $47.3 million in the fourth quarter of fiscal 2025 compared to $54.2 million in the fourth quarter of fiscal 2024, primarily due to lower revenue volumes resulting from the completion of a large renewable diesel project, in addition to lower revenue volumes for thermal vacuum chambers, partially offset by higher revenue volumes for refinery work. Gross margin was 5.9% in the fourth quarter of fiscal 2025, compared to 15.4% for the fourth quarter of fiscal 2024, a decrease of 9.5% due to mix of work.

BACKLOG

The Company’s backlog was $1.4 billion as of June 30, 2025. Project awards totaled $186.3 million in the fourth quarter of fiscal 2025, resulting in a book-to-bill ratio of 0.9x for the quarter, and a trailing twelve month book-to-bill ratio of 0.9x. Project awards during the quarter for fiscal 2025 were driven by award activity in the Utility and Power Infrastructure segment, which produced a book-to-bill ratio of 1.7x. The table below summarizes our awards, book-to-bill ratios and backlog by segment for our fourth quarter and fiscal year ended June 30, 2025 (amounts are in thousands, except for book-to-bill ratios):

	Three Months Ended		Fiscal Year Ended
	June 30, 2025		June 30, 2025		Backlog as of
Segment:	Awards	Book-to-Bill(1)	Awards	Book-to-Bill(1)	June 30, 2025
Storage and Terminal Solutions	$18,415	0.2x	$337,731	0.9x	$770,095
Utility and Power Infrastructure	121,885	1.7x	215,378	0.9x	346,384
Process and Industrial Facilities	46,020	1.0x	172,918	1.1x	265,629
Total	$186,320	0.9x	$726,027	0.9x	$1,382,108

(1)Calculated by dividing project awards by revenue recognized during the period.

FINANCIAL POSITION

Net cash provided by operating activities during the three months ended June 30, 2025 was $40.7 million and includes scheduled payments from customers associated with active projects in backlog.

As of June 30, 2025, Matrix had total liquidity of $284.5 million. Liquidity is comprised of $224.6 million of unrestricted cash and cash equivalents and $59.8 million of borrowing availability under the credit facility. The Company also has $25.0 million of restricted cash to support the facility. As of June 30, 2025, we had no outstanding debt.

FISCAL YEAR 2026 FINANCIAL GUIDANCE

The following forward-looking guidance reflects the Company’s current expectations and beliefs as of September 9, 2025. Various factors outside of the Company's control may impact the Company's revenue and business. These include the timing of project awards and starts which may be impacted by market fundamentals, client decision-making, and federal trade and environmental policy uncertainty. The following statements apply only as of the date of this disclosure and are expressly qualified in their entirety by the cautionary statements included elsewhere in this document.

	Fiscal Year 2025	Fiscal Year 2026
	Actual	Guidance	% Increase
Revenue	$769.3 million	$875 - $925 million	14% - 20%

CONFERENCE CALL DETAILS

In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Wednesday, September 10, 2025.

Investors and other interested parties can access a live audio-visual webcast using this webcast link: https://edge.media-server.com/mmc/p/kpvqqb4d, or through the Company’s website at www.matrixservicecompany.com on the Investors Relations page under Events & Presentations.

If you would like to dial in to the conference call, please register at https://register-conf.media-server.com/register/BI698998b7627243029abf6987cd1d9aa8 at least 10 minutes prior to the start time. Upon registration, participants will receive a dial-in number and unique PIN to join the call as well as an e-mail confirmation with the details.
For those unable to participate in the conference call, a replay of the webcast will be available on the Investor Relations page of the Company's website.
The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
ABOUT MATRIX SERVICE COMPANY

Matrix Service Company (Nasdaq: MTRX) is a leading specialty engineering and construction company whose commitment to safety, quality, and integrity has earned the Company a leadership position in providing infrastructure solutions across multiple end markets. Our work is foundational to helping our energy and industrial clients achieve their objectives, positively impact quality of life through the products they provide and improve the efficiency and resilience of their critical infrastructure. We pride ourselves on our commitment to our culture and core values, offering an inclusive and respectful work environment, and being certified as a Great Place To Work®.

The Company is headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia, and Seoul, South Korea. The Company reports its financial results in three key operating segments: Utility and Power Infrastructure, Process and Industrial Facilities, and Storage and Terminal Solutions.

To learn more about Matrix Service Company, visit matrixservicecompany.com

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kellie Smythe

Senior Director, Investor Relations, Marketing, Communications & Sustainability
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Fiscal Years Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Revenue	$216,377	$189,499	$769,286	$728,213
Cost of revenue	208,255	177,052	729,609	687,740
Gross profit	8,122	12,447	39,677	40,473
Selling, general and administrative expenses	17,581	17,293	71,173	70,085
Restructuring costs	3,448	501	3,572	501
Operating loss	(12,907)	(5,347)	(35,068)	(30,113)
Other income (expense):
Interest expense	(150)	(343)	(518)	(1,130)
Interest income	1,984	862	6,652	1,339
Other	249	411	(64)	4,892
Loss before income tax expense	(10,824)	(4,417)	(28,998)	(25,012)
Provision (benefit) for federal, state and foreign income taxes	448	(40)	464	(36)
Net loss	$(11,272)	$(4,377)	$(29,462)	$(24,976)
Basic loss per common share	$(0.40)	$(0.16)	$(1.06)	$(0.91)
Diluted loss per common share	$(0.40)	$(0.16)	$(1.06)	$(0.91)
Weighted average common shares outstanding:
Basic	27,884	27,447	27,769	27,379
Diluted	27,884	27,447	27,769	27,379

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	June 30, 2025	June 30, 2024
Assets
Current assets:
Cash and cash equivalents	$224,641	$115,615
Accounts receivable, net of allowance for credit losses	154,994	138,987
Costs and estimated earnings in excess of billings on uncompleted contracts	29,764	33,893
Inventories	5,917	8,839
Income taxes receivable	110	180
Prepaid expenses and other current assets	4,347	4,077
Total current assets	419,773	301,591
Restricted cash	25,000	25,000
Property, plant and equipment, net	42,097	43,498
Operating lease right-of-use assets	17,827	19,150
Goodwill	29,047	29,023
Other intangible assets, net of accumulated amortization	555	1,651
Other assets, non-current	65,957	31,438
Total assets	$600,256	$451,351

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	June 30, 2025	June 30, 2024
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$80,453	$65,629
Billings on uncompleted contracts in excess of costs and estimated earnings	323,593	171,308
Accrued wages and benefits	18,961	15,878
Accrued insurance	5,310	4,605
Operating lease liabilities	4,441	3,739
Other accrued expenses	3,617	3,956
Total current liabilities	436,375	265,115
Deferred income taxes	25	25
Operating lease liabilities	16,986	19,156
Other liabilities, non-current	4,154	2,873
Total liabilities	457,540	287,169
Commitments and contingencies
Stockholders’ equity:
Common stock—0.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of June 30, 2025 and June 30, 2024; 27,610,486 and 27,308,795 shares outstanding as of June 30, 2025 and June 30, 2024, respectively	279	279
Additional paid-in capital	149,969	145,580
Retained earnings	4,479	33,941
Accumulated other comprehensive loss	(9,403)	(9,535)
Treasury stock, at cost — 277,731 and 579,422 shares as of June 30, 2025 and June 30, 2024, respectively	(2,608)	(6,083)
Total stockholders' equity	142,716	164,182
Total liabilities and stockholders’ equity	$600,256	$451,351

Matrix Service Company
Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended		Fiscal Years Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Operating activities:
Net loss	$(11,272)	$(4,377)	$(29,462)	$(24,976)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	2,474	2,686	10,012	11,023
Stock-based compensation expense	2,150	1,980	8,904	7,745
Loss (gain) on disposal of property, plant and equipment	130	(393)	8	(4,923)
Other	126	1,160	234	1,362
Changes in operating assets and liabilities increasing (decreasing) cash:
Accounts receivable, net of allowance for credit losses	40,006	31,036	(48,796)	(12,077)
Costs and estimated earnings in excess of billings on uncompleted contracts	8,803	707	4,129	10,995
Inventories	472	218	2,922	(1,402)
Other assets and liabilities	2,811	2,244	(2,309)	3,897
Accounts payable	1,859	10,538	14,814	(10,385)
Billings on uncompleted contracts in excess of costs and estimated earnings	(9,064)	3,651	152,285	85,872
Accrued expenses	2,213	(2,446)	4,730	5,440
Net cash provided by operating activities	40,708	47,004	117,471	72,571
Investing activities:
Capital expenditures	(2,260)	(1,305)	(7,685)	(6,994)
Proceeds from sale of property, plant and equipment	3	514	240	6,049
Net cash used by investing activities	(2,257)	(791)	(7,445)	(945)
Financing activities:
Advances under asset-backed credit facility	—	—	—	10,000
Repayments of advances under asset-backed credit facility	—	—	—	(20,000)
Payment of debt amendment fees	—	(100)	—	(100)
Proceeds from issuance of common stock under employee stock purchase plan	46	52	195	184
Repurchase of common stock for payment of statutory taxes due on equity-based compensation	—	—	(1,235)	(456)
Net cash provided (used) by financing activities	46	(48)	(1,040)	(10,372)
Effect of exchange rate changes on cash	603	(208)	40	(451)
Net increase in cash and cash equivalents	39,100	45,957	109,026	60,803
Cash, cash equivalents and restricted cash, beginning of period	210,541	94,658	140,615	79,812
Cash, cash equivalents and restricted cash, end of period	$249,641	$140,615	$249,641	$140,615
Supplemental disclosure of cash flow information:
Cash paid (received) during the period for:
Income taxes	$289	$(17)	$328	$(165)
Interest	$79	$104	$395	$880

Matrix Service Company
Results of Operations

(In thousands)

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Three Months Ended June 30, 2025
Total revenue (1)	$96,091	$73,027	$47,259	$—	$216,377
Cost of revenue	(97,136)	(66,365)	(44,475)	(279)	(208,255)
Gross profit (loss)	(1,045)	6,662	2,784	(279)	8,122
Selling, general and administrative expenses	6,058	2,290	2,708	6,525	17,581
Restructuring costs	323	594	138	2,393	3,448
Operating income (loss)	$(7,426)	$3,778	$(62)	$(9,197)	$(12,907)
(1) Total revenues are net of inter-segment revenues which are primarily Process and Industrial Facilities and were $0.2 million for the three months ended June 30, 2025.
	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Three Months Ended June 30, 2024
Total revenue (1)	$69,992	$65,261	$54,246	$—	$189,499
Cost of revenue	(67,799)	(62,549)	(45,910)	(794)	(177,052)
Gross profit (loss)	2,193	2,712	8,336	(794)	12,447
Selling, general and administrative expenses	5,461	2,585	2,470	6,777	17,293
Restructuring costs	—	52	215	234	501
Operating income (loss)	$(3,268)	$75	$5,651	$(7,805)	$(5,347)
(1) Total revenues are net of inter-segment revenues which are primarily Process and Industrial Facilities and were $0.4 million for the three months ended June 30, 2024.
	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Fiscal Year Ended June 30, 2025
Total revenue (1)	$365,891	$248,691	$154,704	$—	$769,286
Cost of revenue	(351,236)	(231,776)	(145,794)	(803)	(729,609)
Gross profit (loss)	14,655	16,915	8,910	(803)	39,677
Selling, general and administrative expenses	23,538	12,363	8,293	26,979	71,173
Restructuring costs	323	718	138	2,393	3,572
Operating income (loss)	$(9,206)	$3,834	$479	$(30,175)	$(35,068)
(1) Total revenues are net of inter-segment revenues which are primarily Process and Industrial Facilities and were $2.1 million for the year ended June 30, 2025.
	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Fiscal Year Ended June 30, 2024
Total revenue (1)	$276,800	$183,920	$266,260	$1,233	$728,213
Cost of revenue	(265,503)	(174,688)	(244,408)	(3,141)	(687,740)
Gross profit (loss)	11,297	9,232	21,852	(1,908)	40,473
Selling, general and administrative expenses	19,823	8,844	10,354	31,064	70,085
Restructuring costs	—	52	215	234	501
Operating income (loss)	$(8,526)	$336	$11,283	$(33,206)	$(30,113)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and were $2.4 million for the year ended June 30, 2024.

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:
•fixed-price awards;
•minimum customer commitments on cost plus arrangements; and
•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
Three Months Ended June 30, 2025

The following table provides a summary of changes in our backlog for the three months ended June 30, 2025:

	Storage and Terminal Solutions		Utility and Power Infrastructure		Process and Industrial Facilities		Total
	(In thousands)
Backlog as of March 31, 2025	$847,771		$297,526		$266,868		$1,412,165
Project awards	18,415		121,885		46,020		186,320
Revenue recognized	(96,091)		(73,027)		(47,259)		(216,377)
Backlog as of June 30, 2025	$770,095		$346,384		$265,629		$1,382,108
Book-to-bill ratio (1)	0.2	x	1.7	x	1.0	x	0.9	x
(1)Calculated by dividing project awards by revenue recognized.
Fiscal Year Ended June 30, 2025
The following table provides a summary of changes in our backlog for the fiscal year ended June 30, 2025:

	Storage and Terminal Solutions		Utility and Power Infrastructure		Process and Industrial Facilities		Total
	(In thousands)
Backlog as of June 30, 2024	$798,255		$379,697		$251,521		$1,429,473
Project awards	337,731		215,378		172,918		726,027
Other adjustment(2)	—		—		(4,106)		(4,106)
Revenue recognized	(365,891)		(248,691)		(154,704)		(769,286)
Backlog as of June 30, 2025	$770,095		$346,384		$265,629		$1,382,108
Book-to-bill ratio (1)	0.9	x	0.9	x	1.1	x	0.9	x
(1)Calculated by dividing project awards by revenue recognized.
(2)Backlog was reduced as a result of the closure of a customer's facility. This customer has historically represented less than 1% of our consolidated revenues.

Non-GAAP Financial Measures
Adjusted Net Loss
We have presented Adjusted net loss, which we define as Net loss before gain on sale of assets, and the tax impact of these adjustments, because we believe it better depicts our core operating results. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted net loss. Since Adjusted net loss is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, Net loss as an indicator of operating performance. Adjusted net loss, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted net loss excludes certain financial information compared with Net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted net loss, has certain material limitations as follows:
•It does not include gain on the sale of assets. While these sales occurred outside the normal course of business, any measure that excludes this gain has inherent limitations since the sales resulted in material inflows of cash.
•It does not include restructuring costs. Restructuring costs represent material costs that were incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.
A reconciliation of Net loss to Adjusted net loss follows:

Reconciliation of Net Loss to Adjusted Net Loss
(In thousands, except per share data)

	Three Months Ended		Fiscal Years Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net loss, as reported	$(11,272)	$(4,377)	$(29,462)	$(24,976)
Restructuring costs	3,448	501	3,572	501
Gain on sale of assets(1)	—	—	—	(4,542)
Tax impact of adjustments and other net tax items(2)	—	—	—	—
Adjusted net loss	$(7,824)	$(3,876)	$(25,890)	$(29,017)

Loss per fully diluted share, as reported	$(0.40)	$(0.16)	$(1.06)	$(0.91)
Adjusted loss per fully diluted share	$(0.28)	$(0.14)	$(0.93)	$(1.06)

(1)In fiscal 2024, we sold our Burlington, ON office in the first quarter and recorded a gain of $2.5 million. In the second quarter of fiscal 2024, we sold a facility in Catoosa, Oklahoma for $2.7 million in net proceeds, which resulted in a gain of $2.0 million.
(2)Represents the tax impact of the adjustments to Net loss, calculated using the applicable effective tax rate of the adjustment. Due to the existence of valuation allowances on our deferred tax assets and net operating losses, there was no tax impact of any of the adjustments in any period presented.

Adjusted EBITDA
We have presented Adjusted EBITDA, which we define as net loss before gain on sale of assets, stock-based compensation, interest expense, interest income, income taxes, and depreciation and amortization, because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted EBITDA excludes certain financial information compared with net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted EBITDA, has certain material limitations as follows:

•It does not include interest expense. Because we have borrowed money to finance our operations and to acquire businesses, pay commitment fees to maintain our senior secured revolving credit facility, and incur fees to issue letters of credit under the senior secured revolving credit facility, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•It does not include interest income. Because we have money invested in money market depository accounts and we will have earned interest income on these investments, any measure that excludes interest income has material limitations.

•It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.

•It does not include gain on asset sales. While these sales occurred outside the normal course of business and are not expected to be recurring, any measure that excludes this gain has inherent limitations since the sale resulted in a material inflow of cash.

•It does not include restructuring costs. Restructuring costs represent material costs that were incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.

•It does not include equity-settled stock-based compensation expense. Stock-based compensation represents material amounts of equity that are awarded to our employees and directors for services rendered. While the expense is non-cash, we historically release vested shares out of our treasury stock, which has been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.

A reconciliation of Net loss to Adjusted EBITDA follows:
Reconciliation of Net Loss to Adjusted EBITDA
(In thousands)

	Three Months Ended		Fiscal Years Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net loss	$(11,272)	$(4,377)	$(29,462)	$(24,976)
Interest expense	150	343	518	1,130
Interest income	(1,984)	(862)	(6,652)	(1,339)
Provision (benefit) for federal, state and foreign income taxes	448	(40)	464	(36)
Depreciation and amortization	2,474	2,686	10,012	11,023
Gain on sale of assets(1)	—	—	—	(4,542)
Restructuring costs(3)	3,217	501	3,341	501
Stock-based compensation(2)	2,150	1,980	8,904	7,745
Adjusted EBITDA	$(4,817)	$231	$(12,875)	$(10,494)

(1)In fiscal 2024, we sold our Burlington, ON office in the first quarter and recorded a gain of $2.5 million. In the second quarter of fiscal 2024, we sold a facility in Catoosa, Oklahoma, which resulted in a gain of $2.0 million.
(2)Represents only the equity-settled portion of our stock-based compensation expense.
(3)Restructuring costs excludes equity-settled stock-based compensation expense incurred in conjunction with employee terminations.